Exhibit 99.1

U.S. Silica Announces Successful Completion of Term Loan B Repricing and $25 Million Loan Repurchase

KATY, Texas, March 26, 2024 /PRNewswire/ — U.S. Silica Holdings, Inc. (NYSE: SLCA) (the “Company”), a diversified industrial minerals company and the leading last-mile logistics provider to the oil and gas industry, today announced that the company successfully completed the repricing of its seven-year $950 million senior secured Term Loan B (“TLB”) due March 23, 2030. The repricing closed at the tight end of guidance at 99.75 and reduces the interest rate margin applicable to the TLB by 75 basis points from 4.75% with a floor of 50 basis points to 4.00% with a floor of 50 basis points for Term SOFR term loans. In addition, the repricing eliminated the 10 basis point Term SOFR Adjustment for term loans and reduced the soft call from twelve months to six months.

In conjunction with the repricing transaction, the Company completed a voluntary term loan principal repayment of $25 million. The debt was extinguished at par using cash on hand. Over the last seven quarters, U.S. Silica has repurchased a total of $359 million in debt, lowering its debt service costs in today’s high interest rate environment.

“We are pleased with the strong market demand for our Term Loan B,” said Bryan Shinn, Chief Executive Officer. “U.S. Silica’s continued robust performance and strategic efforts to reduce debt, strengthen our balance sheet, and improve our leverage profile are significant and we welcome the recognition and support from the markets.”

BNP Paribas Securities Corp. is acting as administrative agent for the TLB. BNP Paribas Securities Corp. and MUFG Bank, Ltd. acted as joint lead arrangers and BNP Paribas Securities Corp. acted as the sole book runner.

About U.S. Silica

U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 124-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 800 diversified products to customers across our end markets.

U.S. Silica’s wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company has 26 operating mines and processing facilities and two additional exploration stage properties across the United States and is headquartered in Katy, Texas.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws — that is, statements about the future, not about past events. Such statements often contain words such as “expect,” “may,” “believe,” “plan,” “estimate,” “intend,” “anticipate,” “should,” “could,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements regarding the ability of the Company to reduce debt, strengthen its balance sheet or adjust its leverage ratio. The Company cannot give any assurance that such statements will prove correct. These statements are subject to, among other things, the risks and uncertainties detailed in the Company’s most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. Actual outcomes may vary materially from those reflected in the forward-looking statements. The forward-looking statements speak only as of the date made, and the Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. Silica Holdings, Inc.

Investor Contact:

Patricia Gil

Vice President, Investor Relations & Sustainability

(281) 505-6011

gil@ussilica.com